Exhibit 99.1

Investor and Media Contact:

Richard E. Koch

(203) 750-3254

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

Olin’s Second Quarter Earnings Tripled Over Last Year;

Chlor Alkali Posts Record Profits

CLAYTON, MO, July 28, 2005 – Olin Corporation (NYSE: OLN) today announced that net income in the second quarter of 2005 was $32.1 million, or $0.45 per diluted share, compared with net income of $10.4 million, or $0.15 per diluted share, in the second quarter of 2004. Sales in the second quarter were $593.7 million compared with $506.5 million in the second quarter of 2004.

Net income in the first half of 2005 was $69.3 million, or $0.97 per diluted share, compared with net income of $13.3 million, or $0.20 per diluted share, in the first half of 2004. Sales in the first half of 2005 were $1,154.6 million compared with $989.4 million in the first half of 2004.

Joseph D. Rupp, Chairman, President and Chief Executive Officer said, “Our second quarter results reflect improvement in both chlorine and caustic soda pricing, and as a result, Chlor Alkali Products achieved its third consecutive quarterly earnings record. Results were adversely affected by a higher level of legal and legal-related settlement expenses associated with legacy environmental issues. Despite these higher legal expenses, we reported earnings in line with our expectations.”

In the third quarter of 2005 Olin expects earnings to be in the $0.40 per diluted share range. Earnings in the Chlor Alkali business are expected to remain strong in the third quarter with slight improvements in ECU pricing likely more than offset by somewhat lower volumes and seasonally higher electricity costs. Winchester earnings are projected to increase significantly from the second quarter due to normal seasonal strength in the commercial business and continued strong levels of military sales. Metals third quarter earnings are expected to be lower than the second quarter due to seasonal customer shutdowns. The higher level of legal and legal-related settlement costs are the result of the concentration of activity on several cases into the second and third quarters of 2005. We expect these expenses to return to more normal levels in the fourth quarter.

SEGMENT REPORTING

We define segment results as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates.

CHLOR ALKALI PRODUCTS

Chlor Alkali sales for the second quarter of 2005 were $158.3 million, compared to $106.6 million in the second quarter of 2004. The increase reflects a 68% increase in ECU prices and a 4% decrease in chlorine and caustic volumes. Chlor Alkali segment income during the quarter was $64.8 million compared to $9.0 million in the second quarter of 2004. The significantly higher level of income reflects the impact of higher prices partially offset by higher electricity costs and decreased volume.

METALS

Sales for the second quarter of 2005 were $355.0 million compared to sales in the second quarter of 2004 of $329.4 million. The increase in sales is primarily due to higher copper prices in the second quarter of 2005 compared with 2004. Shipment volumes in the second quarter of 2005 decreased 4% from the second quarter of 2004. Shipments to ammunition and coinage customers were strong in the quarter and increased 52% and 37%, respectively, from the second quarter of 2004. Shipments to building products, automotive, and electronics customers declined from the second quarter of 2004 by 9%, 16%, and 4%, respectively.

The Metals segment reported income of $13.3 million in the second quarter of 2005 compared to $10.7 million in the second quarter of 2004. Earnings in the second quarter of 2004 were negatively affected by approximately $4.7 million due to a fire in the hot mill production area.

WINCHESTER

Winchester 2005 second quarter sales were $80.4 million compared with $70.5 million in the second quarter of 2004. The increase reflects higher military and law enforcement sales. Commercial sales in the quarter were slightly below the second quarter of 2004. Winchester generated breakeven results in the second quarter of 2005 compared to income of $3.0 million in the second quarter of 2004 due to higher manufacturing and material costs, including commodity metals, which more than offset the impact of the increased volume and increased prices to commercial customers.

CORPORATE AND OTHER COSTS

Corporate and other costs in the second quarter of 2005 were $22.3 million compared with $15.0 million in the second quarter of 2004.

In the second quarter of 2005 pension expense included in corporate and other costs was $0.1 million compared to $2.9 million of income in 2004. On a total company basis, pension expense for the second quarter of 2005 was $6.1 million compared to $3.5 million in 2004.

For the second quarter of 2005, charges to income for environmental investigatory and remedial activities were $3.2 million compared with $6.2 million in 2004. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

During the second quarter of 2005 other corporate and unallocated costs were $19.0 million compared to $11.7 million in 2004. Legal and legal-related settlement costs increased by $6.9 million compared to 2004 and reflect legacy environmental issues. These additional expenses more than offset the cost savings generated from the corporate office relocation.

Other operating income in the second quarter of 2004 included a non-recurring pretax gain of $5.5 million related to the settlement of a contract matter with an outside third party. Other income in the second quarter of 2004 included a $2.0 million gain on the sale of an equity interest in an insurance investment.

CONFERENCE CALL INFORMATION

Olin will hold a conference call with securities analysts at 11:00 a.m., Eastern Time, July 29, 2005. Anyone desiring to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s internet website, www.olin.com. Listeners should log on to the website at least 10 minutes before the call. A copy of this press release, together with other financial and statistical information about the period ended June 30, 2005, is available on the Olin website in the Investor section under Recent Press Releases and Speeches. The text of the prepared remarks from the conference call will be available after the conclusion of the call in the same website location. The call also will be audio archived on the Olin website for future replay until August 15.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts; and stainless steel and aluminum strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, bleach products, hydrogen and potassium hydroxide. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2004, include, but are not limited to, the following:

•	sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper;

•	extraordinary events, such as terrorist attacks or war with one or more countries;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

•	effects of competition, including the migration by United States customers to low-cost foreign locations;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes or the impact of changes in laws and regulations;

•	higher-than-expected raw material and utility or transportation and/or logistics costs;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of production hazards;

•	unexpected additional taxes and related interest as the result of pending income tax audits and unresolved income tax issues; and

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2005 - 20

Olin Corporation

Statements of Income (a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2005	2004	2005	2004
Sales	$593.7	$506.5	$1,154.6	$989.4
Operating Expenses:
Cost of Goods Sold	505.5	465.2	979.4	897.3
Selling and Administration	41.3	33.7	80.1	66.0
Research and Development	0.9	0.9	2.1	1.9
Restructuring Charges (b)	—	—	0.3	8.9
Other Operating Income (c)	—	5.5	8.2	5.5

Operating Income	46.0	12.2	100.9	20.8
Earnings of Non-consolidated Affiliates	9.8	1.0	18.4	1.5
Interest Expense	5.1	5.0	10.5	10.0
Interest Income	1.2	0.4	2.4	0.9
Other Income (d)	1.0	2.8	1.1	3.3

Income from Continuing Operations before Taxes	52.9	11.4	112.3	16.5
Income Tax Provision	20.8	4.8	43.0	7.1

Income from Continuing Operations	32.1	6.6	69.3	9.4
Discontinued Operations:
Income from Discontinued Operations, Net	—	0.5	—	0.6
Gain on Disposal of Discontinued Operation, Net	—	3.3	—	3.3

Net Income	$32.1	$10.4	$69.3	$13.3

Diluted Income Per Common Share:
Income from Continuing Operations	$0.45	$0.09	$0.97	$0.14
Income from Discontinued Operations, Net	—	0.01	—	0.01
Gain on Disposal of Discontinued Operations, Net	—	0.05	—	0.05

Net Income	$0.45	$0.15	$0.97	$0.20

Dividends Per Common Share	$0.20	$0.20	$0.40	$0.40

Average Common Shares Outstanding - Diluted	71.4	69.7	71.4	66.7

(a)	Unaudited.
(b)	Reflects the restructuring charge for the 2004 relocation of corporate headquarters.
(c)	Other operating income for the six-month period ended June 30, 2005 includes the pretax gain on the disposition of real estate. The three- and six-month periods ended June 30, 2004 include a $5.5 million non-recurring gain related to a settlement of a contract matter with an outside third party.
(d)	The three- and six-month periods ended June 30, 2004 includes a $2 million gain on the sale of our equity interest in an insurance investment.

Olin Corporation

Balance Sheets (a)

(In millions, except per share data)

June 30,	2005	2004
Assets:
Cash & Cash Equivalents	$146.5	$117.8
Accounts Receivable, Net	306.2	283.5
Inventories, Net	267.8	253.0
Current Deferred Income Taxes	22.0	33.2
Other Current Assets	10.7	17.2

Total Current Assets	753.2	704.7
Property, Plant and Equipment (Less Accumulated Depreciation of $1,370.7 and $1,318.8)	465.6	476.4
Prepaid Pension Costs	257.8	226.5
Deferred Income Taxes	56.2	98.5
Other Assets	40.0	21.1
Goodwill	74.7	77.3

Total Assets	$1,647.5	$1,604.5

Liabilities and Shareholders’ Equity:
Current Installments of Long-Term Debt	$1.8	$51.6
Accounts Payable	140.1	136.8
Income Taxes Payable	0.7	11.5
Accrued Liabilities	144.2	143.0

Total Current Liabilities	286.8	342.9
Long-Term Debt	260.6	258.1
Accrued Pension Liability	511.6	476.3
Other Liabilities	176.7	175.4

Total Liabilities	1,235.7	1,252.7

Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 71.4 Shares (69.7 in 2004)	71.4	69.7
Additional Paid-in Capital	675.1	644.3
Accumulated Other Comprehensive Loss	(274.6)	(247.8)
Accumulated Deficit	(60.1)	(114.4)

Total Shareholders’ Equity	411.8	351.8

Total Liabilities and Shareholders’ Equity	$1,647.5	$1,604.5

(a)	Unaudited.

Olin Corporation

Statements of Cash Flows (a)

(In millions)

Six Months Ended June 30,	2005	2004
Operating Activities:
Income from Continuing Operations	$69.3	$9.4
Earnings of Non-consolidated Affiliates	(18.4)	(1.5)
Other Operating Income	(8.2)	—
Gain on Sale of Insurance Investment	—	(2.0)
Depreciation and Amortization	35.5	36.7
Deferred Income Taxes	39.9	(34.3)
Qualified Pension Plan Contribution	—	(125.0)
Qualified Pension Plan Expense	10.5	3.2
Common Stock Issued Under Employee Benefit Plans	1.4	1.4
Changes in:
Receivables	(63.3)	(103.0)
Inventories	(11.3)	(14.2)
Other Current Assets	8.1	(1.6)
Accounts Payable and Accrued Liabilities	15.1	23.8
Income Taxes Payable	0.4	0.4
Other Assets	(1.7)	(1.2)
Noncurrent Liabilities	(1.7)	1.2
Other Operating Activities	0.1	(0.5)

Cash Provided by Continuing Operations	75.7	(207.2)
Discontinued Operations:
Income from Discontinued Operations, Net	—	3.9
Gain on Disposal of Discontinued Operations	—	(5.5)

Net Operating Activities	75.7	(208.8)

Investing Activities:
Capital Expenditures	(27.3)	(17.8)
Proceeds from Sales of a Business and Insurance Investment	—	19.7
Proceeds from Disposition of Property, Plant and Equipment	12.8	0.7
Investments and Advances - Affiliated Companies at Equity	3.2	(0.4)
Other Investing Activities	(0.8)	(0.4)

Net Investing Activities	(12.1)	1.8

Financing Activities:
Long-Term Debt Repayments	(50.6)	(26.3)
Issuance of Common Stock	8.3	184.5
Stock Options Exercised	6.8	5.0
Dividends Paid	(28.5)	(27.7)
Other Financing Activities	(0.4)	(0.5)

Net Financing Activities	(64.4)	135.0

Net Decrease in Cash and Cash Equivalents	(0.8)	(72.0)
Cash and Cash Equivalents, Beginning of Period	147.3	189.8

Cash and Cash Equivalents, End of Period	$146.5	$117.8

(a)	Unaudited.

Olin Corporation

Segment Information (a)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Sales:
Chlor Alkali Products	$158.3	$106.6	$302.0	$206.5
Metals	355.0	329.4	688.9	637.7
Winchester	80.4	70.5	163.7	145.2

Total Sales	$593.7	$506.5	$1,154.6	$989.4

Income from Continuing Operations before Taxes:
Chlor Alkali Products (b)	$64.8	$9.0	$123.4	$19.4
Metals (b)	13.3	10.7	27.0	25.3
Winchester	—	3.0	3.4	9.1
Corporate/Other:
Pension (Expense) Income (c)	(0.1)	2.9	(1.1)	4.9
Environmental Provision	(3.2)	(6.2)	(7.6)	(12.5)
Other Corporate and Unallocated Costs	(19.0)	(11.7)	(33.7)	(20.5)
Restructuring Charges	—	—	(0.3)	(8.9)
Other Operating Income	—	5.5	8.2	5.5
Interest Expense	(5.1)	(5.0)	(10.5)	(10.0)
Interest Income	1.2	0.4	2.4	0.9
Other Income	1.0	2.8	1.1	3.3

Income from Continuing Operations before Taxes	$52.9	$11.4	$112.3	$16.5

(a)	Unaudited.
(b)	Earnings of non-consolidated affiliates are included in the segment results consistent with management’s monitoring of the operating segments. The earnings from non-consolidated affiliates, by segment, are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Chlor Alkali Products	$9.7	$0.8	$18.1	$0.9
Metals	0.1	0.2	0.3	0.6

Earnings of Non-consolidated Affiliates	$9.8	$1.0	$18.4	$1.5

(c)	The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost, and recognized actuarial gains and losses.